                                 EXHIBIT 10.2

                    MUTUAL RELEASE AND SETTLEMENT AGREEMENT

     The parties to this Mutual Release and Settlement Agreement ("Agreement") are John Guarino ("Guarino"), Interactive Objects, Inc. ("IO"), Northwest Capital Partners, LLC ("Northwest Capital"), Steve Wollach ("Wollach"), Thad Wardall ("Wardall") and Brent Nelson ("Nelson") (Northwest Capital, Wollach, Wardall and Nelson are sometimes referred to as "the other parties to this Agreement"). The intent of this Agreement is to resolve all disputes between Guarino, on the one hand, and IO and the other parties to this Agreement, on the other, pertaining in any way to (a) Guarino's employment at IO; (b) Guarino's Executive Employment Agreement dated January 1, 1998, as amended July 1, 1998 (the "Employment Agreement"), (c) Guarino's service as an officer and a director of IO, (d) Guarino's relations with IO and the other parties to this Agreement, and such parties' relations with Guarino, and (e) any claims or rights Guarino or the other parties to this Agreement may have individually, as shareholders, as shareholders on behalf of IO, or as officers, directors, employees or agents of IO, from the beginning of the involvement of each with IO (and any predecessor(s) of IO) to the date of Guarino's resignation from his positions in management of IO on or about October 12, 1998.

                                  RECITATIONS

     WHEREAS Guarino is a founder of IO (or its predecessor(s)), who served as an officer and a member of IO's Board of Directors from its inception to October 12, 1998; and

     WHEREAS Guarino owns 1,200,000 shares of common stock of IO, as well as options to purchase an additional 50,000 shares as reflected more particularly in the Minutes of Board meetings and financial statements of IO; and

     WHEREAS Guarino and IO entered into the Employment Agreement on or about January 1, 1998, as amended July 1, 1998; and

     WHEREAS Guarino resigned from his positions as an officer and director of IO on or about October 12, 1998, such resignations having been accepted by IO on the same date; and

     WHEREAS the other parties to this Agreement are or have been involved from time to time in the management of IO as officers and directors or are otherwise involved as investors or substantial shareholders; and

     WHEREAS disputes have arisen between Guarino, on the one hand, and IO and the other parties to this Agreement, on the other, regarding matters of compensation, management and direction; and

     WHEREAS Guarino, on the one hand, and IO and the other parties to this Agreement, on the other, wish to resolve their differences and settle their disputes upon the terms and conditions hereafter set forth,

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. OPTIONS TO PURCHASE STOCK. Guarino, with respect to his 1,200,000 shares of IO, will provide IO and/or its assignee options for the purchase of up to 75% of such shares, and any shares related and/or arising therefrom by stock split or stock dividend or otherwise, (900,000) in the manner and at the times set forth on the schedule attached hereto. The first option, the exercise of which is irrevocably committed, is for 400,000 shares at $.50 per share for a total option payment of $200,000. Subsequent options will be for 100,000 shares each at $.50 per share and shall be exercised by the payment of cash into escrow, as prescribed hereafter, on or before the exercise dates set forth in the attached schedule. IO and/or its assignee may exercise/purchase all or a portion of the shares covered by each subsequent option. In the event any such subsequent option is not exercised or not completely exercised by purchase of all shares covered by this option on or before its appointed date, then the option, to the extent shares remain that were not purchased, shall be deemed to have expired, and the remaining shares represented by such option shall be immediately returned to Guarino. The total value of the options is $450,000, including the initial committed option payment of $200,000.

     2. ESCROW. IO and Guarino agree to share the expense and will open an agreed escrow into which will be deposited 900,000 shares of Guarino's shareholdings in IO and $200,000 cash representing the initial committed option payment, such deposits to be made within seven (7) days from the date of execution of this Agreement. The escrowee will be instructed to release 400,000 of Guarino's shares as directed by IO, but no later than twenty (20) days from the date of execution of this Agreement and simultaneously with the release of such shares, the escrowee shall release $200,000 to Guarino. In the event no direction is received from IO, within such twenty (20) days, the escrowee shall nonetheless release $200,000 to Guarino and shall then retain the shares represented by such payment pending receipt of direction from IO. Any interest earned on escrowed funds shall be for the account of IO. Guarino shall cooperate with IO in assuring that escrowed shares can be released by the escrowee in appropriate numbers represented by appropriate certificates on timely payment of the option amounts. Guarino agrees to execute any and all documentation necessary directed to either the escrowee and/or the transferring agent to effectuate transfers contemplated hereunder. Such documentation will include but not be limited to any necessary medallion guarantees. In the event that any subsequent option (after the initial committed option or portion thereof) is not timely exercised and expires, then the remaining unpurchased shares represented by that option shall be immediately returned to Guarino, with shares represented by any unexpired options to remain in escrow pending either timely exercise or return to Guarino as the case may be.

     3. EXPIRED OPTIONS. Excepting the initial option, execution of which is irrevocably committed, if any subsequent option is not timely exercised in the manner described above, and the shares represented by such option or a portion thereof are returned to Guarino, any such returned shares shall be returned in freely tradable form, subject only to applicable rules and regulations of the SEC or other agency with jurisdiction, and subject further to Guarino's agreement that he will not, without the permission of IO, endeavor to sell any such returned shares at a rate greater than 5,000 shares per day. IO shall cooperate fully in assuring that any returned shares are freely tradable.

     4. GUARINO'S OPTIONS. Guarino shall retain any and all options he may have received to purchase shares of IO, based upon the rules and regulations of the stock option plan of IO. It is the intent of the parties that Guarino's options shall not be affected by this Agreement. Nothing in this Agreement shall be interpreted or construed as expanding or modifying Guarino's option rights.

     5. GUARINO'S RETAINED SHARES. With respect to the 300,000 shares retained by Guarino which are not a part of this Agreement, Guarino shall not sell those shares, with the exceptions hereinafter set forth, until on or after the date of expiration of the last option, i.e., October 15, 2000. Guarino also agrees that in connection with any sale of such retained shares, he shall sell no more than 5,000 shares per day. However, in the event any option is not timely exercised or not completely exercised, and expires, Guarino shall not only have the right to sell any shares returned pursuant to such expired option, but also an additional matching amount of 100,000 shares from the 300,000 shares Guarino has retained, provided that the sale of all such shares shall be restricted to Guarino's agreed limitation of 5,000 shares per day. In addition, in the event all options are executed before their expiration dates, then Guarino's retained shares shall be freed for sale immediately following the last date of execution, subject only to the 5,000 share per day limitation. IO shall cooperate fully in assuring that, subject to the above time and volume limitations, Guarino's retained shares are freely tradable, subject to the aforesaid limitation and to applicable rules and regulations of the SEC or other agency with jurisdiction.

     6. RIGHTS OF FIRST REFUSAL RELEASED. IO and Northwest Capital may have certain rights of first refusal with respect to the shares owned by Guarino and optioned pursuant to this Agreement. IO and Northwest Capital hereby relinquish any and all such rights of first refusal.

     7. VOTING RIGHTS DURING ESCROW. Guarino assigns to Steve Wollach and/or Brent Nelson and/or Thad Wardall the proxy to vote all of his escrowed shares. Wollach, Nelson and/or Wardall agree to vote said shares as directed by the Board of Directors of IO. This proxy is coupled with an interest in said shares. Notwithstanding the above this proxy shall not be exercised in favor of any proposal which would treat Guarino, as a shareholder, less favorably than would be treated any other director or officer of IO who is also a shareholder.

     8. ASSIGNABILITY. The options provided for herein shall be assignable by the company, provided, however, that the shares represented by such options will only be released on timely receipt of option payments, as specified herein, or shall be promptly returned to Guarino on expiration of relevant option periods.

     9. SURVIVAL OF CERTAIN RIGHTS AND OBLIGATIONS. Notwithstanding the mutual releases set forth below, it is the parties' intent that certain provisions of the Employment Agreement, as well as certain other rights and obligations, shall survive this Agreement. These provisions of the Employment Agreement are [_] 11 (Indemnification) and [_] 12 (Invention, Confidentiality, Nonraiding and Noncompetition Agreement). In addition to the survival of such provisions, Guarino shall retain all other rights of indemnity and/or contribution as may be provided for in corporate articles and bylaws or other corporate documents, resolutions and minutes, as well as any and all rights of indemnity and/or contribution allowed under applicable law. Guarino shall also retain, unimpaired by this Agreement, his interest in and right to insurance coverage under all applicable D&O insurance policies, consistent with the terms and conditions of such D&O policies. Nothing in this Agreement shall be construed as requiring the company to continue the coverage if the company is unable to do so; provided however, that Guarino's interest in and right to coverage shall be no less favorable than that of any other director or officer of IO; and provided further that Guarino shall receive timely advance notice of any decision affecting his coverage and the opportunity to purchase tail coverage if available.

     10.  MUTUAL RELEASES.  The parties intend that their releases be mutual.

          (a) GUARINO'S RELEASE.  In consideration of the initial option
              -----------------
payment, and the mutual promises set forth in this Agreement, and upon receipt by Guarino of such initial option payment Guarino unconditionally and irrevocably releases and discharges IO and the other parties to this Agreement, their respective marital communities, affiliates, former affiliates, predecessors, successors, assigns and any person claiming an interest through or under any of them (and the respective directors, officers, partners, employees, agents and representatives of any of the foregoing) from

               (i) any and all actions, claims, demands, causes of action, arbitrations, disputes or controversies, whether based on contract, tort, statute or otherwise, and

               (ii) any direct or indirect liability (whether absolute, accrued or unaccrued, contingent, liquidated or unliquidated, matured or unmatured), indebtedness, obligation, expense or loss, known or unknown, arising out of relating to or resulting from, directly or indirectly, (A) his employment at IO and/or (B) the Employment Agreement and/or (C) such parties' management of or relations with IO or with Guarino whether in their capacities as officers, directors or shareholders from the date any such management or relations commenced to the date of Guarino's resignation as an officer and director of IO on or about October 12, 1998. Except as set forth in this Agreement,the release given hereunder is intended to be a general release. This Agreement shall not affect or impair, however, the rights or obligations of the parties under this Agreement, or Guarino's rights as a shareholder of IO, following October 12, 1998.

          (b) IO AND THE OTHER PARTIES' RELEASE.  In consideration of the
              ---------------------------------
options provided for herein, and the mutual promises set forth in this Agreement, IO and the other parties to this Agreement unconditionally and irrevocably release and discharge Guarino, his marital community, successors and assigns, and any person claiming an interest through or under Guarino from

               (i) any and all actions, claims, demands, causes of action, arbitrations, disputes or controversies, whether based on contract, tort, statute or otherwise, and

               (ii) any direct or indirect liability (whether absolute, accrued or unaccrued, contingent, liquidated or unliquidated, matured or unmatured), indebtedness, obligation, expense or loss, known or unknown, arising out of relating to or resulting from, directly or indirectly, (A) Guarino's employment at IO and/or (B) the Employment Agreement, and/or (C) Guarino's management of or relations with IO or the other parties to this

Agreement whether in his capacity as officer, director or shareholder from the date any such management or relations commenced to the date of Guarino's resignation as an officer and director of IO on or about October 12, 1998. Except as set forth in this Agreement, the release given hereunder is intended to be a general release. This Agreement shall not affect or impair, however, the rights or obligations of the parties under this Agreement or Guarino's rights as a shareholder of IO, following October 12, 1998.

          (c) All parties to this Agreement expressly understand and acknowledge that unknown losses or claims may exist with respect to the releases contemplated by this Section 10(a) and (b), that present claims or interests may have been underestimated in amount or severity, and that they explicitly took that into account in determining the amount of consideration to be received hereunder, and that a portion of such consideration, having been bargained for among the parties with the knowledge of the possibility of such unknown losses or claims, was given in exchange for a full accord, satisfaction and discharge of all such losses or claims.

          (d) Neither Guarino, nor IO, nor the other parties to this Agreement will bring, commence, institute or prosecute in the name of that person, individually as shareholder, in a corporate capacity or in the name of the corporation or any other person, any action, claim, demand, cause of action, suit, arbitration, dispute or controversy based in whole or in part upon any fact or event to be released herein, whether known or unknown. This Section 10(d) may be pleaded as a full and complete defense to, and may be used as a basis for injunctive relief against any action, claim, demand, cause of action, suit, arbitration, dispute or controversy which may be instituted, prosecuted or attempted in breach of this Section 10(d). None of the parties hereto will enter into any arrangement or understanding with any third party with respect to the foregoing or any discussions designed to advise, assist or encourage any third party in connection with the foregoing.

     11. CONFIDENTIALITY. Except as provided, the terms and conditions of this Agreement, and the disputes addressed herein, shall be and remain confidential and shall not be disclosed to any third party except on a need-to-know basis, i.e., attorneys, accountants, and the like, and except to the SEC or other regulatory authorities as required by law. If anyone asks, the parties agree that they will only state that any disputes between Guarino on the one hand and IO and the other parties hereto on the other have been satisfactorily resolved. Notwithstanding the foregoing, IO is authorized to disclose to former IO principal Jay Paulson and his attorney(s) the terms of this Agreement (including a copy of this Agreement) providing that Mr. Paulson and his attorney agree in advance to keep the terms of this Agreement confidential. Further, notwithstanding the foregoing the parties acknowledge that the terms of this Agreement and the Agreement itself may be filed with the SEC and fully disclosed to the public. the parties further agree that each shall not disparage the character, conduct and/or abilities and/or reputation of any other party to this Agreement.

     12.  REPRESENTATIONS AND WARRANTIES.  IO represents as follows:

          (a) It is a corporation duly organized and existing in good standing under the laws of the state of its incorporation and has the power to own its properties and to carry on its business as now being conducted.

          (b) It has full legal right, power and authority to enter into and perform this Agreement; the execution and delivery of this Agreement by it and the consummation by it of the transactions contemplated hereby have been duly authorized by it and to the best of its knowledge do not contravene any law or regulation governing the parties hereto and have been appropriately noticed, if required, to any and all regulatory bodies having jurisdiction; this Agreement has been duly executed and delivered by it and constitutes its valid and binding obligation enforceable against it in accordance with its terms, except that such enforcement is subject to the effect of any bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting, generally, the enforcement of creditors' rights and remedies.

     13. VOLUNTARY AGREEMENT. The parties hereto understand the significance and consequences of this Agreement and acknowledge that it is voluntary and has not been given as a result of any coercion. The parties also acknowledge that they have been given full opportunity to review and negotiate this Agreement, have been represented by competent legal counsel and execute this Agreement only after full reflection and analysis and after mediation before Peter D. Byrnes, Esq. The parties acknowledge that they have reviewed the Memorandum of Settlement prepared by Mr. Byrnes following mediation, that such Memorandum of Settlement accurately reflected the parties' agreements reached at mediation and that this Agreement is intended to and does restate and formalize such Memorandum of Settlement.

     14. NO ADMISSION OF LIABILITY. This Agreement shall not be construed as an admission of wrongdoing by any party hereto and all parties hereto do expressly deny wrongdoing of any kind.

     15. GOVERNING LAW AND VENUE. This Agreement shall be interpreted in accordance with the laws of the state of Washington with the venue for any dispute to be set in King County, Washington.

     16. ATTORNEYS' FEES. Any party to this Agreement may sue for breach of its terms and, in the event of suit, the prevailing party shall be entitled to recover his or its reasonable costs and attorneys' fees incurred therein and on any appeal.

     17. ENTIRE AGREEMENT. This Agreement represents and contains the entire understanding among the parties in connection with the subject matter of the Agreement. The Agreement shall not be modified or varied except by a written document signed by the parties.

     18. OPPORTUNITY TO REVIEW. Each party hereto acknowledges that he or it has had sufficient time to review and consider this Agreement and to consult with attorneys of its choosing. By their signatures, the parties acknowledge that they have carefully read and fully understand all of the provisions of the Agreement and that they are voluntarily entering into this Agreement.

     19. NOTICES. Any notice required under this Agreement may be sent regular mail postage prepaid to the parties at the following address and shall be deemed delivered three days following deposit into the mail postage prepaid.

     Interactive Objects    John Guarino             with a copy to:
     --------------------    ------------             ---------------
     217 Pine Street         19302-218th Pl. N.E.     Ramer B. Holtan, Jr.
     8th Floor               Woodinville, WA  98072   1201 Third Ave., Ste. 4000
     Seattle, Wa  98101                               Seattle, WA  98101

     Each party agrees to notify the other in writing of any change in address.

     DATED this 4th day of March, 1999.

       /s/  JOHN GUARINO
     ----------------------
     John Guarino

     Interactive Objects, Inc.

     By:   /s/  STEVEN G. WOLLACH                    /s/  STEVE WOLLACH
         ---------------------------               -----------------------
     Its: President and Chief Financial Officer    Steve Wollach

     Northwest Capital Partners LLC

     By:   /s/  BRENT S. NELSON                      /s/  THAD WARDALL
         --------------------------                ----------------------
     Its: Managing Partner                         Thad Wardall

                                                     /s/  Brent Nelson
                                                   ----------------------
                                                   Brent Nelson

                    SCHEDULE OF OPTIONS PROVIDED BY GUARINO

EXERCISE DATE                   EXERCISE PRICE                     NUMBER OF SHARES
------------------------------------------------------------------------------------------
1.  Within 30 days of           $200,000 (committed)               400,000
    execution of Agreement
------------------------------------------------------------------------------------------
2.  10/15/99                    $ 50,000                           100,000
------------------------------------------------------------------------------------------
3.  1/15/00                     $ 50,000                           100,000
------------------------------------------------------------------------------------------
4.  4/15/00                     $ 50,000                           100,000
------------------------------------------------------------------------------------------
5.  7/15/00                     $ 50,000                           100,000
------------------------------------------------------------------------------------------
6.  10/15/00                    $ 50,000                           100,000
------------------------------------------------------------------------------------------
TOTAL                           $450,000                           900,000
==========================================================================================

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